UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lamb Weston Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

August 6, 2019

Dear Fellow Shareholders,

Last year I spoke about the momentum our teams built during our first two years as a standalone company. That momentum took us into fiscal 2019 with another year of record financial results, including:

  •
  Sales increasing 10% to $3,757 million, with a good balance of growth from both volume and price/mix.
  •
  Income from operations increasing 15% to $668 million; Adjusted EBITDA including unconsolidated joint ventures1 increasing 10% to $904 million, driven by strong gross profit growth.
  •
  Diluted earnings per share increasing 13% to $3.18 from $2.82, driven by operating gains and the benefit of tax reform.
  •
  And finally, cash flow from operations increasing more than 40% to $681 million, with much of that cash invested back into the business, while also returning $145 million of cash to shareholders.

This performance reflects our commercial, supply chain and support teams' successful execution against our three strategies of accelerating category and customer growth, differentiating our global supply chain to drive growth, and investing for growth. I'd like to take this opportunity to highlight the progress we've made against these three strategies.

Accelerate category and customer growth

  •
  Our Global, Innovation and Supply Chain teams worked closely to develop, produce and sell a higher amount of limited time offering (LTO) products in the U.S. and key markets in Asia. These LTOs enabled customers to expand their menus with exciting new products while increasing traffic into their stores. For the year, about a quarter of our Global segment volume growth was driven by increased LTOs. In addition, we continued to partner with U.S. and non-U.S. restaurant chains as they looked to expand operations internationally.

  •
  In our Foodservice segment, we successfully replaced our broker relationships with a direct salesforce solely focused on selling frozen potato products to small and regional chain customers, as well as individual restaurants. Over the course of the year, the new team was able to drive overall volume growth, including for our Lamb Weston-branded products.

    Over the long term, we expect our direct salesforce will lead to deeper customer relationships and broader customer coverage leading to faster growth and optimized product mix.

  •
  And in Retail, we helped drive overall category growth with distribution gains on our Grown in Idaho, Alexia and licensed brand products. For the year, nearly all our 7% volume growth in retail was from our branded products. Our investment, in part, has encouraged retailers to expand freezer shelf space allocated to the frozen potato category.

Differentiate global supply chain to drive growth

  •
  We continued to leverage our Lamb Weston Operating Culture to generate cost savings and efficiencies as well as to stretch production capacity to improve profitability and support customers' growth.

1Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Please see the discussion of non-GAAP financial measures and the reconciliation at the end of this letter for more information.

  •
  We also completed much of the up-front work to replace our obsolete enterprise resource planning system. Once the new system is implemented, we expect it to drive productivity and reduce costs by streamlining supply chain, commercial and back-office processes, while also improving our demand and operations planning across our global manufacturing footprint.

  •
  And finally, we leveraged the geographic diversity of our global supply chain platform this year to manage through different challenges. Our North American plants served Lamb Weston/Meijer and its customers as they managed through the effect of a poor crop in Europe, and we leveraged our operations in Canada to manage through a shifting trade and tariff environment.

Invest for growth

  •
  We completed the purchase of our joint venture partner's interest in Lamb Weston BSW, LLC, allowing us to realize the full financial benefit of the joint venture's production facility.

  •
  We also acquired Marvel Packers, a 50-million-pound potato processor focused on serving the fish and chip market in Australia. Together with our recent acquisition of Ready Meals, a 70-million-pound potato processor that also services the Australian fish and chip market, we have a great opportunity to strengthen our position in Australia.

  •
  And finally, we completed the 300-million-pound expansion of our Hermiston, Oregon, facility in May. This investment will enable us to continue to support customers' growth in both North America and key export markets, as well as provide more flexibility to leverage our innovation capabilities to partner with our customers to develop innovative and traffic-driving limited time offers.

I'm pleased with the progress we've made on these key initiatives and believe our continued focus on executing these strategies will drive sustainable growth over the long term.

In addition to delivering strong business performance, we're proud of the work we're doing to support our local communities. As a food company, we've focused our efforts on combatting food insecurity in the communities where we operate by supporting national organizations and regional food banks through grant making. Through the Lamb Weston Foundation, we've provided financial assistance to many worthy causes that are impacting our communities. I'm proud to share that we've contributed another $5 million to the foundation to continue that support over the coming years.

Lamb Weston's performance in fiscal 2019 reflects the passion and focus of our team members who are committed to creating solutions that inspire and serve our customers. We expect to build upon the strong financial results that we delivered in fiscal 2019, leveraging the good momentum in each of our channels with continued focus on executing against our three strategic initiatives. We're well-positioned to deliver our fiscal 2020 commitments as we continue our journey to become the No. 1 global potato company.

Sincerely,

Tom Werner, President and CEO

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the federal securities laws. Words such as "expect," "will," "accelerate," "grow," "drive," "invest," "differentiate," "replace," "focus," "create," "increase," "expand," "lead," "improve," "support," "reduce," "streamline," "strengthen," "continue," "seek," "enable," "provide," "leverage," "develop," and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding our plans, execution, capital investments and business outlook and prospects. These forward-looking statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Readers of this letter should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this letter. These risks and uncertainties include, among other things: our ability to successfully execute our long-term value creation strategies; our ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which we and our joint ventures operate; political and economic conditions of the countries in which we and our joint ventures conduct business and other factors related to our international operations; disruption of our access to export mechanisms; risks associated with possible acquisitions, including our ability to complete acquisitions or integrate acquired businesses; our debt levels; the availability and prices of raw materials; changes in our relationships with our growers or significant customers; the success of our joint ventures; actions of governments and regulatory factors affecting our businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to remediate a material weakness in internal control; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this letter, which speak only as of the date of this letter. We undertake no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this letter, we have presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. Lamb Weston's management uses Adjusted EBITDA including unconsolidated joint ventures to evaluate the Company's performance excluding the impact of certain non-cash charges and other special items in order to have comparable financial results to analyze changes in our underlying business between reporting periods. The Company includes this non-GAAP financial measure because management believes it is useful to investors in that it provides for greater transparency with respect to supplemental information used by management in its financial and operational decision making. We believe that the presentation of the non-GAAP financial measure, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. The non-GAAP financial measure should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with GAAP. This non-GAAP financial measure may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define this non-GAAP financial measure the same way. This measure is not a substitute for its comparable GAAP financial measure, such as net income (loss), and there are limitations to using non GAAP financial measures.

The following table reconciles net income to Adjusted EBITDA including unconsolidated joint ventures.

	2019	2018

Net income attributable to Lamb Weston Holdings, Inc.	$478.6	$416.8
Income attributable to noncontrolling interests	8.6	16.9
Equity method investment earnings	(59.5)	(83.6)
Interest expense, net	107.1	108.8
Income tax expense	133.6	121.2

Income from operations	668.4	580.1

Depreciation and amortization	157.7	138.7
Items impacting comparability (a)
Expenses related to the Separation	—	8.7
Adjusted EBITDA (b)	826.1	727.5

Unconsolidated Joint Ventures
Equity method investment earnings	59.5	83.6
Interest expense, income tax expense, and depreciation and amortization included in equity method investment earnings	29.0	30.3
Add: EBITDA from unconsolidated joint ventures	88.5	113.9

Consolidated Joint Ventures
Income attributable to noncontrolling interests	(8.6)	(16.9)
Interest expense, income tax expense, and depreciation and amortization included in income attributable to noncontrolling interests	(1.7)	(4.1)

Subtract: EBITDA from consolidated joint ventures	(10.3)	(21.0)

Adjusted EBITDA including unconsolidated joint ventures	$904.3	$820.4

(a)
Fiscal 2018 includes $8.7 million of expenses related to our separation from Conagra Brands, Inc. on November 9, 2016. In fiscal 2018, the expenses related primarily to professional fees and other employee-related costs.

(b)
Adjusted EBITDA includes EBITDA from consolidated joint ventures.